EX-99.e.1.E

Sixth Amended and Restated
Schedule A to the
Distribution Agreement
by and between
UMB Scout Funds
and
UMB Distribution Services, LLC

Name of Funds

UMB Scout Stock Fund
UMB Scout Mid Cap Fund
UMB Scout Small Cap Fund
UMB Scout International Fund
UMB Scout International Discovery Fund
UMB Scout Bond Fund
UMB Scout Money Market Fund – Federal Portfolio
UMB Scout Money Market Fund – Prime Portfolio
UMB Scout Tax-Free Money Market Fund
UMB Scout TrendStar Small Cap Fund

     The undersigned, intending to be legally bound, hereby execute this Sixth Amended and Restated Schedule A to the Distribution Agreement dated May 19, 2001, and executed by and between UMB Scout Funds and UMB Distribution Services, LLC (formerly known as Sunstone Distribution Services, LLC), to be effective as of the [__] day of [_______] 2009.

UMB DISTRIBUTION SERVICES, LLC By: Title:	UMB SCOUT FUNDS By: Title: